Exhibit 10.40
Brand Licence Deed
Borders Properties, Inc.
Spine NewCo Pty Limited
Baker & McKenzie
Solicitors
Level 27, AMP Centre
50 Bridge Street
SYDNEY NSW 2000
Tel: (02) 9225-0200
Fax: (02) 9225-1595

DATE:
PARTIES:
(1)	BORDERS PROPERTIES, INC., a company incorporated in the State of Delaware, USA and having its principal place of business at 100 Phoenix Drive, Ann Arbor, MI 48108, USA (“Licensor”); and

(2)	SPINE NEWCO PTY LIMITED, a company incorporated under the laws of Australia ACN 127 667 314 and having its registered office at Level 31, 126 Phillip Street, Sydney, NSW 2000 (“Licensee”).
RECITALS:
(A)	Licensor is the registered proprietor of, or has the right to license and/or sub-license, the Trade Marks (as defined below).

(B)	Licensor has agreed to license Licensee to use the Trade Marks on the terms of this Deed.

(C)	Licensor has registered the Domain Names (as defined below) and holds all right, title and interest in and to the registration of such Domain Names.

(D)	Licensor has agreed to provide a licence to Licensee to make use of the Domain Names on the terms set out in this Deed.
TERMS AGREED:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions:

In this Deed, where the context so admits, the following words and expressions shall have the following meanings:

“ARW”	has the same meaning as in the Purchasing Agreement;

“Borders Australia”	Borders Australia Pty Limited (ABN 31 082 194 287), a company incorporated under the laws of Australia and having its registered office c/o Baker & McKenzie, Level 27, AMP Centre, 50 Bridge Street, Sydney NSW 2000;

“Borders NZ”	Borders New Zealand Limited Company No. 944114, a company incorporated under the laws of New Zealand and having its registered office c/o Minter Ellison Rudd Watts, Lumley Centre, 88 Shortland Street, Auckland, New Zealand;

“Borders Singapore”	Borders Pte. Ltd, a company incorporated under the laws of Singapore with registered number 19970517Z and having its registered office at 60B Martin Road, 02 08B Singapore Trademart 239067;

“Borders Store”	a distinctive retail store in the Territory which sells Goods and Services under the Trade Marks;

“Breach of Duty”	the breach of any (i) obligation arising from the express or implied terms of a contract to take reasonable care or exercise reasonable skill in the performance of the contract; or (ii) common law duty to take reasonable care or exercise reasonable skill (but not any stricter duty);

“Business Day”	a day (excluding Saturday) on which the banks are generally open for business in Ann Arbor, Michigan, Sydney, Auckland and Singapore for the transaction of normal banking business;

“Competing Business”	has the same meaning as in the Sale and Purchase Agreement;

“Confidential Information”	in relation to either party, information (whether in written, electronic or oral form) belonging or relating to that party or, in the case of Licensor, belonging to a member of Licensor’s Group, relating to its or their business, affairs, activities, products or services which is not in the public domain and which (i) either party has marked as proprietary or confidential; (ii) either party, orally or in writing, has advised the other party is of a confidential nature; or (iii) due to its character or nature, a reasonable person in a like position to the recipient of such information under this Deed, and under like circumstances, would treat as confidential;

“Control”	has the same meaning as in section 50AA of the Corporations Act 2001 (Cth);

“Dispute”	means a dispute, difference or question relating to this Deed, including any dispute, difference or question regarding the breach, termination, validity or subject matter of this Deed or any claim whether in tort, negligence, equity, under law or otherwise;

“Domain Names”	the domain names, short particulars of which are set out in Schedule 4 to this Deed;

“Effective Date”	the date of this Deed;

“Encumbrances”	means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person;

“Goods ”	the goods set out in Schedule 2 to this Deed for which the Trade Marks are registered, including the provision of these goods using the Domain Names or corresponding website address but specifically excluding the provision of any goods via the Internet using any other domain name or other electronic media;

“Government Agency”	means: (i) a government or government department or other body; (ii) a governmental, semi-governmental or judicial person; or (iii) a person (whether autonomous or not) who is charged with the administration of a law;

“Holding Company”	has the meaning given to it in section 9 of the Corporations Act 2001 (Cth).

“Intra-Group Guarantees”	has the same meaning as in the Sale and Purchase Agreement;

“Licensor’s Group”	the group of companies comprising Licensor, any Holding Company from time to time of Licensor and any Subsidiary of Licensor or any such Holding Company and “member of Licensor’s Group” shall be construed accordingly;

“Provider Competing Business”	means a business of selling or distributing books, magazines, CDs, DVDs and similar products which is controlled or operated by any of the following, one or more of their Related Bodies Corporate or their successors or assigns:

(a) Barnes & Noble, Inc;

(b) Dymocks Holdings Pty Ltd;

(c) Amazon.Com, Inc;

(d) Books-a-Million Inc;

(e) Fnac france;

(f) Kinokuniya Company Ltd; and

(g) Indigo Books & Music Inc;.;

“Purchasers”	has the meaning given to it in the Sale and Purchase Agreement;

“Purchasing Agreement”	has the same meaning as in the Sale and Purchase Agreement;

“Related Body Corporate”	has the meaning in the Corporations Act 2001 (Cth).

“Sale and Purchase Agreement”	the agreement entered into between Borders Group, Inc., Borders Singapore and the Purchasers effecting the sale of Borders Australia, Borders NZ and Borders Singapore;

“Seller’s Group”	has the same meaning as in the Sale and Purchase Agreement;

“Services”	the services set out in Schedule 2 to this Deed for which the Trade Marks are registered, including the provision of these services using the Domain Names or corresponding website address but specifically excluding the provision of any services via the Internet using any other domain name or other electronic media;

“Sub-Licensee”	the beneficiary of any sub-license granted pursuant to Clause 8.3;

“Subsidiary”	has the meaning given to it in section 9 of the Corporations Act 2001 (Cth);

“Tax”	any value-added or goods and services tax, withholding tax, charge (and associated penalty or interest), rate duty or impost imposed by any Government Agency at any time, but does not include any taxes on income or capital gains;

“Territory”	Australia, New Zealand and Singapore;

“Trade Marks”	the trade marks short particulars of which are set out in Schedule 1 to this Deed;

“Transaction Document”	has the same meaning as in the Sale and Purchase Agreement;

“Transition Services Agreement”	the agreement entered between (amongst others) Borders International Services, Inc., Borders Australia, Borders NZ, Borders Singapore and Licensee in relation to the provision of certain services; and

“Year”	the period from the Effective Date to midnight on the following 31 December, and any subsequent period of twelve (12) months commencing the following 1 January or any anniversary of that date while this Deed remains in force (provided that the final Year of this Deed may be a shorter period ending on the effective date of termination of this Deed).
1.2	In this Deed, unless the context otherwise requires:
(a)	a reference:
(i)	to the singular includes the plural and the other way round;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Deed) is a reference to that document (including any Schedules and Annexures,) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to parties means the parties to this Deed and to a party means a party to this Deed;

(vi)	to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Deed;

(vii)	to a person (including a party) includes:
(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;
(viii)	to a law:
(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;
(ix)	to proceedings includes litigation, arbitration, and investigation;

(x)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)	to time is a reference to Sydney or Ann Arbor, Michigan time;
(b)	headings are for convenience only and are ignored in interpreting this Deed;

(c)	a warranty, representation, covenant or obligation given or entered into by more than one person binds them jointly and severally;

(d)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(f)	the words “including” or “includes” mean “including but not limited to” or “including without limitation”;

(g)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(h)	this Deed must not be construed adversely to a party solely because that party was responsible for preparing it; and

(i)	to $ or dollars are references to the lawful currency of the United States of America at the date of this Agreement.
2.	GRANT OF RIGHTS
2.1	Subject to the terms and conditions of this Deed, Licensor grants to Licensee, with effect from the Effective Date and without limit of period, an exclusive:
(a)	licence in the Territory to use and apply the Trade Marks on and in relation to the sale of Goods and the provision of Services in Borders Stores, or using the Domain Names or corresponding website address, including, without limitation, in connection with the marketing, use, distribution, sale and disposal of the Goods and Services as aforesaid. Such licence does not permit Licensee, and Licensee is prohibited, to use and apply the Trade Marks on or in relation to the provision of any goods or services via the Internet using any domain name or other electronic media save as aforesaid; and

(b)	worldwide right to use the Domain Names in relation to the Goods and Services, including, without limitation, in connection with the development, manufacture, marketing, use, distribution, sale and disposal of the Goods and Services. The right to use the Domain Names in this context means the right to use the Domain Names in any manner whatsoever including the right to establish uniform resource locators for each Domain Name, to display at such uniform resource locators such content relating to the Goods and Services as Licensee shall determine in its absolute discretion and to establish email addresses using the Domain Names.
2.2	Licensee shall not actively solicit orders for the Goods and Services outside the Territory but it shall not be prohibited from accepting any unsolicited orders for the Goods and Services which it may receive from any other country.
2.3	Licensor reserves the right itself to use and to license others to use the Trade Marks on or in relation to goods or services (other than the Goods and Services) in the Territory without recourse to Licensee provided that the other person does not constitute a Competing Business (as that term is defined in the Sale and Purchase Agreement).
2.4	Licensee shall at the request of Licensor pay any fees and costs necessary in connection with the registration, maintenance and renewal of the Trade Marks and Domain Names in the Territory (in respect of those Trade Marks and Domain Names which are registered or the subject of an application for registration on the date of this Deed).
2.5	In the event that any Trade Mark is capable of protection by registration, and is not already the subject of an application or applications for registration in any country within the Territory, Licensee shall on Licensor’s written request, at its own cost, be responsible for the filing and prosecution of such applications in the name of Licensor and the maintenance and renewal of any resulting Trade Mark registrations in such countries within the Territory as it shall nominate. If and to the extent that Licensee does procure such Trade Mark registrations in the name of Licensor, the rights granted to Licensee under this Clause 2 shall be deemed to include the right to use and apply the same subject to the terms of this Deed.

2.6	Subject to receiving the Internet Protocol addresses for Licensee’s domain name servers in writing from Licensee within five (5) days of the Effective Date, Licensor agrees to amend, or procure the amendment of, the registration for the Domain Names within fourteen (14) days of the Effective Date so as to associate the Domain Names with the relevant domain name server and to make such further amendments to the registration for the Domain Names as are necessary from time to time in order to associate the Domain Names with any further or other domain name servers notified to Licensor by Licensee at any time. Licensor agrees that any such further amendments to the registration for any of the Domain Names shall be effected within fourteen (14) days of such a request being made in writing by Licensee.
2.7	Except to the extent expressly granted to Licensee in this Deed, Licensee will have none of the powers conferred on authorised users of trade marks by section 26 of the Trade Marks Act 1995 (Cth).
2.8	Licensee shall only use the BORDERS EXPRESS Trade Mark specified in Schedule 1 with the prior consent of the Licensor (which consent shall not be unreasonably withheld) provided however that no such consent shall be required in respect of Borders Stores that are similar in size to the Borders Express stores operated by the Seller’s Group and comply with any guidelines in respect of the BORDERS EXPRESS Trade Mark as specified by the Licensor.
3.	LICENSEE OBLIGATIONS
3.1	In addition to its obligations set out elsewhere in this Deed, Licensee shall during the term of this Deed:
(a)	use the Trade Marks only in the form, colour, design, style and manner directed or approved by Licensor in writing from time to time in accordance with this Deed, and with appropriate legends as directed or approved by Licensor in writing clearly identifying Licensor as the owner of the Trade Marks and indicating, in the form and manner reasonably directed by Licensor, that the Trade Marks are used under licence from Licensor;

(b)	ensure that:
(i)	all manufacturing, packaging, storage, marketing and supply operations by which the Goods are manufactured, packaged, stored, marketed or supplied under this Deed; and

(ii)	all of the Services that are marketed or supplied under this Deed;
are conducted to a standard consistent with good manufacturing, packaging, storage, marketing and sales practice and in accordance with all applicable standards, specifications and procedures as specified in Schedule 3 and/or as communicated by Licensor in writing from time to time and provided that, subject to the terms of any Transaction Document, nothing in this clause or this Deed will oblige the Licensee to:
(iii)	incur further expenses other than in the nature specified in clauses 2.4, 3.2 and 3.3;

(iv)	seek the Licensor’s consent or approval prior to developing the business of Borders Australia, Borders NZ or Borders Singapore (including opening new stores) provided that the Licensee complies with clauses 3.2 and 3.3;

(v)	seek the Licensor’s consent or approval prior to sourcing or selling the Goods and Services provided the Licensee complies with clause 3.1(i);

(vi)	seek the Licensor’s consent or approval prior to any marketing or promotions using the Trade Marks provided that the Licensee complies with clause 3.1(i); or

(vii)	seek the Licensor’s consent or approval in connection with any aspect of operating the business of Borders Australia, Borders NZ or Borders Singapore provided that the Licensee complies with clauses 3.1(i), 3.2 and 3.3;
(c)	at Licensee’s expense, provide Licensor, at its request, with samples of the Goods. Without limitation, samples of the Goods proposed to be marketed or sold by Licensee or any Sub-Licensee shall be submitted to Licensor for the Licensor’s records;

(d)	at Licensee’s expense, submit all proposed (whether by Licensee or any Sub-Licensee) advertising copy and all other proposed promotional or marketing materials regarding the Goods and Services and other materials featuring the Trade Marks, including, without limitation, stationery, wrappings, packaging, point of purchase materials, product catalogues and television commercials, to Licensor, at its request, for its records and agrees to comply with clause 3.4;

(e)	not use the Trade Marks or Domain Names on or in relation to any other goods or services;

(f)	not use on or in relation to any goods or services any mark or name deceptively similar to, or substantially identical to, the Trade Marks;

(g)	except with respect to the Licensee’s Related Bodies Corporate’s trademarks, logo, domain names or other proprietary or commercial name or designation, not, without Licensor’s prior written consent, use or apply on or in relation to the Goods and Services (including as or as part of a corporate, business or trading name) any other trade mark, logo, domain name or other proprietary or commercial name or designation;

(h)	not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of any of the Trade Marks or Domain Names other than under the terms of this Deed;

(i)	not do, cause or authorise to be done anything which will or may impair, damage or be detrimental to the reputation or goodwill associated with Licensor or the Trade Marks or Domain Names, which will or may adversely affect the value or validity of the Trade Marks or Domain Names, which may bring the Trade Marks or Domain Names into disrepute or which might jeopardise or invalidate any registration or application for registration of the Trade Marks or Domain Names or Licensor’s title to the Trade Marks or Domain Names (save that Licensor’s remedy for any challenge by Licensee to Licensor’s ownership of the Trade Marks or Domain Names shall be as set out in Clause 9.2(g));

(j)	not register, in the Territory or elsewhere, the Domain Names, Trade Marks, business names or any other trade mark, domain name or business name which is in Licensor’s reasonable opinion substantially identical with, or deceptively similar to, the Trade Marks or Domain Names or that constitutes any translation thereof into any language spoken in the Territory;

(k)	upon Licensor’s request, provide all information or assistance, and execute any instrument, that may be necessary or appropriate to register, maintain or renew the registration of the Trade Marks or Domain Names in Licensor’s (or its nominee’s) name in the Territory, and shall keep Licensor regularly informed of any costs incurred, or likely to be incurred, in connection with the same;

(l)	indemnify Licensor and each member of Licensor’s Group and each of their respective directors, officers and employees from and against any and all claims, liabilities, proceedings, costs, damages, losses and expenses (including legal expenses) incurred by any of them as a result of or in connection with (i) Licensee’s performance of this Deed or the breach of any term of this Deed; (ii) the performance by any Sub-Licensee of the relevant sub-licence granted pursuant to this Deed or the breach of any term of such sub-licence; (iii) or any other negligent or wrongful act by Licensee or any Sub-Licensee, or any of their respective directors, officers, employees, agents or contractors; and

(m)	use the Trade Marks in a minimum of fifteen (15) Borders Stores.
3.2	The Licensee is required to comply with any direction from the Licensor in respect of new branding of Borders Stores that are not yet open at the date of direction provided that the Licensor;
(a)	also proposes to implement or implements such new branding in respect of all new Borders branded stores to be opened outside the Territory after the date of direction; and

(b)	has consulted with the Licensee prior to the proposed implementation of new branding contemplated in clause 3.2(a).
3.3	The Licensee is required to comply with any direction from the Licensor in respect of re-branding of Borders Stores existing at the date of direction provided that the Licensor:
(a)	has commenced the implementation of such re-branding in respect of at least 50% of all Borders branded stores in the United States of America;

(b)	has consulted with the Licensee prior to the proposed implementation of the re-branding contemplated in clause 3.3(a); and

(c)	is only required to implement any re-branding of Borders Stores over an equivalent period of time as the Licensor has or has undertaken to implement the re-branding contemplated in clause 3.3(a), and
3.4	If the Licensor notifies the Licensee in writing that a particular use of the Trade Marks by the Licensee (including in connection with Products, promotional or marketing materials) is contrary to clause 3.1(i), then the Licensee must, as soon as practicable, cease that particular usage of the Trade Marks.
4.	PAYMENTS AND RECORDS
4.1	All sums payable under this Deed:
(a)	are quoted exclusive of any Tax which shall be paid in addition upon the provision by Licensor of a valid tax invoice; and

(b)	shall be made in U.S. dollars to the credit of a bank account to be designated in writing by Licensor.
4.2	If Licensee fails to pay any sum due under this Deed by the due date, Licensor shall be entitled to charge interest on that sum at the rate of 2% above the base lending rate from time to time of Australia and New Zealand Banking Group Limited. Such interest shall accrue on a daily basis and be compounded quarterly.
4.3	Following the provision of reasonable notice by the Licensor to the Licensee, Licensee shall permit Licensor by its duly authorised representatives once a Year, on a date and time (to be during business hours) agreed between Licensor and Licensee to enter upon any premises where the Goods are being manufactured, packaged or stored or from which the Services are being provided and to have access to (including the right to review and take copies of) all relevant books, records, accounts and other information necessary or appropriate to enable Licensor to verify that Licensee is in due compliance with its obligations under this Deed, and comply promptly with all instructions and directions issued by Licensor (or its representatives) on the basis of such inspection to ensure such compliance. Such records shall, for the avoidance of doubt, constitute Confidential Information of Licensee (or any Sub-Licensee, as appropriate).
4.4	If at any time an applicable law obliges Licensee to make a deduction or withholding in respect of Taxes from a payment to Licensor under this Agreement, Licensee:
(a)	must notify Licensor in writing of the obligation promptly after Licensee becomes aware of it;

(b)	must ensure that the deduction or withholding does not exceed the minimum amount required by law;

(c)	must pay to the relevant Government Agency on time the full amount of the deduction or withholding and promptly deliver to Licensor a copy of any receipt, certificate or other proof of payment; and

(d)	must pay to Licensor, at the time that the payment to Licensor is due, an additional amount that ensures that, after the deduction or withholding is made, Licensor receives a net sum equal to the sum that it would have received if the deduction or withholding had not been made.
5.	INTELLECTUAL PROPERTY RIGHTS
5.1	Ownership
(a)	Licensor warrants that it is the registered owner of the Trade Marks and the Domain Names listed in Schedules 1 and 4 and can, without breach of any relevant laws or agreements to which it is a party, enter into, and perform, this Deed.

(b)	Licensee acknowledges Licensor’s ownership of and/or right to license the Trade Marks and the Domain Names, and acknowledges that Licensee’s use of the Trade Marks and Domain Names pursuant to this Deed shall not give Licensee any right, title or interest in or to the same, save the right to use the same as expressly permitted by this Deed. Without limitation to the foregoing, Licensee acknowledges and agrees that all goodwill in or associated with the Trade Marks and the Domain Names, including any goodwill generated or arising by or through Licensee’s activities under this Deed, shall accrue for the benefit of and shall belong exclusively to Licensor.
5.2	Infringement of the Trade Marks and Domain Names
(a)	Licensee shall as soon as reasonably possible give written notice to Licensor of any activity which amounts to an infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names which shall come to its notice (including, without limitation, any activity or proceedings commenced in which the ownership, validity or registration of any of the Trade Marks or Domain Names is called into question) providing all details available to Licensee concerning such activity.

(b)	Licensor shall have conduct of all legal proceedings relating to the Trade Marks or Domain Names and shall in its sole discretion take any action as it thinks fit, but shall not institute any action (including instituting or defending legal proceedings) in respect of any infringement, challenge or unauthorised use of any of the Trade Marks or Domain Names, where, in Licensor’s reasonable opinion, formed in good faith and having regard to the interests of Licensee and all other relevant circumstances, the infringement, challenge or unauthorised use does not materially adversely affect Licensee’s exercise of the rights and licences granted under this Deed. The Licensor must keep the Licensee informed of any action or, where reasonably possible, proposed action to be taken by the Licensor as contemplated by this clause.

(c)	Where Licensor takes any action in respect of the infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names, Licensee acknowledges that Licensor shall be solely responsible for the conduct of such action, including the prosecution, defence or settlement of any legal proceedings, and Licensee shall make no admission as to liability and shall not agree to any settlement or compromise of any action or legal proceedings, and shall at Licensor’s expense (subject to Licensor’s prior written approval of the same) give Licensor all such assistance as Licensor may reasonably require in connection therewith. The Licensor must keep the Licensee informed, to the extent reasonably possible or practicable, of the progress of any such action or proceedings.

(d)	Should Licensor, within twenty-one (21) days of becoming aware of the infringement, decide not to take any action in respect of infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names of which it is advised by Licensee pursuant to Clause 5.2(a), it shall so notify Licensee in which event Licensee shall be entitled, at its sole cost, to take such action (including instituting or defending legal proceedings) as it thinks fit. Licensor shall, at Licensee’s expense, give Licensee all such assistance as Licensee may reasonably require in connection with such action and Licensee shall keep Licensor informed of any progress in respect of the same and shall not make any admission as to liability or agree to any settlement or compromise of any action or legal proceedings without Licensor’s prior written consent not to be unreasonably withheld or delayed.
6.	LIABILITY
6.1	To the maximum extent permitted by law, this Clause 6 prevails over all other Clauses and sets forth the entire liability of Licensor, and the sole and exclusive remedies of Licensee in respect of the performance, non-performance, purported performance or delay in performance of this Deed or otherwise in relation to this Deed or the entering into or performance of this Deed.
6.2	Nothing in this Deed shall exclude or limit either party’s liability: (i) for fraud or the tort of deceit; (ii) for death or personal injury caused by its breach of duty; (iii) for any other liability which cannot be excluded or limited by applicable law.
6.3	Save as provided in Clause 6.2 and to the maximum extent permitted by law, Licensor shall not have any liability for any loss of actual or anticipated profit (including loss of profits on contracts), loss of the use of money, loss of anticipated savings, loss of opportunity, loss of goodwill, loss of reputation or for any indirect or consequential loss or damage (whether any such loss or damage was foreseen, foreseeable, known or otherwise) arising out of or relating to this Deed or any collateral contract (including any liability expressly provided for under this Deed or arising by reason of the invalidity or unenforceability of any term of this Deed), whether such liability arises in contract, tort (including negligence) or otherwise.
7.	CONFIDENTIALITY
7.1	Each party shall maintain the confidentiality of the other party’s Confidential Information and shall not, without the prior written consent of the other, use, disclose, copy or modify the other party’s Confidential Information (or permit others to do so) other than as necessary for the performance of its rights and obligations under this Deed.
7.2	Each party undertakes to disclose the other party’s Confidential Information only to those of its directors, officers, employees, agents and contractors to whom, and to the extent to which, such disclosure is necessary for the performance of its rights and obligations under this Deed and to procure that such persons are made aware of and agree in writing to observe the obligations in this Clause 7.
7.3	Each party shall give notice to the other of any unauthorised use or disclosure, or misuse, theft or other loss, of the other party’s Confidential Information immediately upon becoming aware of the same.
7.4	The provisions of this Clause 7 shall not apply to information which:
(a)	is or comes into the public domain through no fault of the recipient, its directors, officers, employees, agents or contractors;

(b)	is lawfully received from a third party free of any obligation of confidence at the time of its disclosure;

(c)	was (demonstrably) independently developed by the recipient, its directors, officers, employees, agents or contractors;

(d)	is required by law, by court or governmental order to be disclosed provided that, to the extent permitted by law, prior to any disclosure, the recipient notifies the disclosing party and, at the disclosing party’s request and cost, assists the disclosing party in opposing any such disclosure.
7.5	The existence and terms of this Deed are confidential and may not be disclosed by either party without the other party’s prior written consent.
8.	ASSIGNMENT AND SUB-LICENSING
8.1	Licensor may freely assign or otherwise transfer or deal with any or all of its rights or obligations under this Deed without recourse to Licensee save that Licensor shall ensure that any purchaser of the Trade Marks or Domain Names shall take an assignment of this Deed.
8.2	Save as provided in clause 8.3 and 8.4, Licensee shall not assign, transfer, encumber or otherwise deal with or transfer any of its rights or obligations under this Deed without the prior written consent of Licensor.
8.3	Licensee may sub-license to any of its Holding Companies, Subsidiaries or Subsidiaries of its Holding Company any or all of the rights and licences granted to it under this Deed provided that:
(a)	Licensee obtains prior written consent from Licensor which consent must not be unreasonably withheld if:

(i)	the Licensor is satisfied that the sub-licensee is a respectable and financially responsible person; and

(ii)	the sub-licensee agrees to comply with the terms of this Deed and agrees that the sub-licence will terminate immediately upon the sub-licensee ceasing to be a Holding Company or Subsidiary of the Licensee;
(b)	the appointment of any sub-licensee is on terms which specifically afford to Licensor no less protection of its proprietary interests than that afforded by the terms of this Deed and which ensure that the scope of rights and licences granted to sub-licensees does not exceed the scope of rights and licences granted to Licensee under this Deed; and

(c)	all such sub-licences shall include a term (i) requiring Licensee to notify Licensor of any breach of the sub-licence by sub-licensee as soon as Licensee becomes aware of the same; and (ii) permitting Licensee, at Licensor’s option, a right to terminate or to assign the sub-licence to Licensor, on termination of this Deed.
8.4	Notwithstanding any other provisions in this Deed, Licensee may sub-licence any or all of the rights and licences granted to it under this Deed to Borders Australia, Borders NZ, Borders Singapore and/or Spine Newco (NZ) Limited Company No. 2010994 as the owner of Borders NZ without the consent of the Licensor and Licensor agrees that Spine Newco (NZ) Limited Company No. 2010994, Borders NZ, Borders Australia and Borders Singapore shall have the benefit of the rights and licences granted under this Deed as if they were the Licensee provided that the Licensee procures the compliance by those parties with the terms of this Deed and agrees that the sub-licence will terminate immediately upon any sub-licensee ceasing to be a Holding Company or Subsidiary of the Licensee.
8.5	Either party may grant to its financiers from time to time (or any security trustee on their behalf) Encumbrances over their rights under this agreement.
9.	TERM AND TERMINATION
9.1	This Deed shall commence on the Effective Date and, unless earlier terminated in accordance with this Clause 9, shall continue in full force and effect without limit of period.
9.2	Licensor may terminate this Deed immediately at any time by written notice to Licensee if:
(a)	Licensee commits a material breach of this Deed (including any breach of its payment obligations under this Deed) which is not remediable, or if remediable, it has failed to remedy within thirty (30) days of receiving written notice requiring it to do so;

(b)	the Transition Services Agreement is terminated in accordance with Clauses 12.5 or 12.7 of that agreement;

(c)	the Purchasing Agreement is terminated in accordance with Clause 13.2 or 13.4 of that agreement;

(d)	the Sale and Purchase Agreement is terminated due to an uncured material breach of that agreement;

(e)	an obligation arises on the part of a member of the Seller’s Group to make payment (which, for the avoidance of doubt, shall not include any payment made by a member of the Seller’s Group in connection with the granting of a release of the relevant member of the Seller’s Group from any Intra-Group Guarantee) under an Intra-Group Guarantee provided that the Licensor may not terminate this Deed pursuant to this clause 9.2(e) if relevant member of the Seller’s Group is paid by a Purchaser under the indemnity in paragraph 2 of Schedule 3 to the Sale and Purchase Agreement;

(f)	Licensee ceases to do business, becomes unable to pay its debts as they fall due, becomes or is deemed insolvent, has a receiver, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt, an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction), enters into liquidation whether compulsorily or voluntarily or any equivalent or similar action or proceeding is taken or suffered in any jurisdiction; or shall cease to carry on business.

(g)	Licensee challenges or disputes the validity or ownership of, or takes any step inconsistent with, any of the Trade Marks or Domain Names, including by taking any action either directly or indirectly to oppose the renewal of or to cancel any registration of the Trade Marks or Domain Names;

(h)	Licensee ceases to use the Trade Marks or Domain Names in relation to the Goods and Services in the Territory for a continuous period of twelve (12) months;

(i)	Licensee acts in a manner which results in material damage to the reputation of the Trade Marks or Domain Names;

(j)	at any time there is a change in Control of any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser, other than as contemplated by any Transaction Document or where:
(i)	the relevant change of Control does not result in a Provider Competing Business acquiring Control of any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser; or

(ii)	where the Provider has provided its prior written consent to the change in Control (which consent must not be unreasonably withheld to the extent the change of Control is not to a person referred to in paragraph (i) above); or
(k)	a Provider Competing Business acquires (directly or indirectly) a legal or beneficial interest of 20% or more in any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser without the Provider’s prior written consent;

(l)	any Sub-Licensee either (i) does any act or fails to take any action where such act or omission would constitute a material breach of this Deed if taken by, or was the responsibility of (as appropriate), Licensee; or (ii) commits a material breach of its sub-licence which is not remediable or, if remediable, Sub-Licensee has failed to remedy within thirty (30) days of Licensee notifying Licensor of the relevant breach; or

(m)	the Trade Marks are used in less than fifteen (15) Borders Stores.
9.3	Upon expiry or termination of this Deed for any reason:
(a)	all rights and licences granted to Licensee under this Deed shall within 90 days cease immediately, and Licensee shall, subject to the remainder of this Clause 9.3, cease all activities authorised by this Deed and Licensee shall not thereafter use or apply any of the Domain Names or any of the Trade Marks or any marks or domain names which are, substantially identical with, or deceptively similar to, the Domain Names or the Trade Marks and shall procure that any Sub-Licensee(s) do likewise;

(b)	Licensee shall ensure that all references to the Trade Marks or Domain Names on its or its Sub-Licensee’s premises, vehicles, business documents or other documents or materials of any nature are removed and shall remove any reference to the Trade Marks in its company and/or trading name; and

(c)	Subject to clause 7.4, each party shall promptly return and procure the return to the other party, or, at the other party’s direction, destroy, all property of the other party (including without limitation, all Confidential Information) then in its possession, custody or control and shall not retain any copies of the same.
9.4	Termination of this Deed for any reason shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either party at the effective date of termination and shall not affect any sub-licences granted by Licensee pursuant to the terms of this Deed.
9.5	If any Trade Mark is not used in either New Zealand or Australia for a twelve month period, the licence for that Trade Mark in the applicable country shall cease.
10.	NOTICES
10.1	Any notice, demand or other communication (“Notice”) to be given by one party to the other party under this Deed shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 10.2 or delivering it by hand, or sending it by pre-paid recorded delivery or special delivery, to the address set out in Clause 10.2 and in each case marked for the attention of the relevant addressee set out in Clause 10.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 10). Any notice so served by hand, fax or post shall be deemed to have been duly given:
(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;
provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.
10.2	The address and fax numbers of the parties for the purpose of Clause 10.1 are as follows:

Licensor

Address:	100 Phoenix Drive
Ann Arbor MI 48108
United States of America

Fax:	+1 734 477 1370

For the attention of:	General Counsel

with a copy to:
Address:	Baker & McKenzie
Level 27, 50 Bridge Street,

Sydney NSW 2000
Fax:	+61 2 9225 1595

For the attention of:	Steven Glanz

Licensee

Address:	Level 14, 379 Collins Street
Melbourne VIC 3000
Australia

Fax:	+61 3 8623 1149

For the attention of:	the Managing Director

With a copy to:	Clayton Utz

Address:	Level 19, 1 O’Connell Street
Sydney NSW 2000

Fax:	+61 2 8220 6700

For the attention of:	Philip Kapp
10.3	A party may notify the other party to this Deed of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 10 provided that, such notice shall only be effective on:
(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.
10.4	In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.
11.	NO PARTNERSHIP OR AGENCY

No provision of this Deed creates a partnership between the parties or makes a party the agent of the other party for any purpose. A party has no authority to bind, to contract in the name of or to create a liability for the other party in any way or for any purpose and neither party shall hold itself out as having authority to do the same.
12.	INVALID OR UNENFORCEABLE PROVISIONS
12.1	If a provision of this Deed is invalid or unenforceable in a jurisdiction:
(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	it does not affect the validity or enforceability of:
(i)	that provision in another jurisdiction; or
(ii)	the remaining provisions.
13.	WAIVER AND EXERCISE OF RIGHTS
(a)	A waiver by a party of a provision or of a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

(b)	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

(c)	A single or partial exercise of a right by a party does not preclude another or further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.
14.	AMENDMENT
14.1	This Deed may be amended only by a document signed by all parties.
15.	COUNTERPARTS
15.1	This Deed may be signed in counterparts and all counterparts taken together constitute one document.
16.	FURTHER ASSURANCES
16.1	Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Deed and the transactions contemplated by this Deed.
17.	ASSIGNMENT
17.1	Subject to clause 17.2, a party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Deed without the prior written consent of the other parties.
17.2	Either party may grant to its financiers from time to time (or any security trustee on their behalf) Encumbrances over their respective rights under this Agreement.
18.	ENTIRE AGREEMENT
18.1	This Deed represents the whole and only agreement between the parties in relation to the Trade Marks and the Domain Names and supersedes any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this Deed shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
19.	RIGHTS CUMULATIVE
19.1	The rights, remedies and powers of the parties under this Deed are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

20.	CONSENTS AND APPROVALS
20.1	A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Deed expressly provides otherwise.
21.	SERVICE OF PROCESS
21.1	Each party agrees that a document required to be served in proceedings about this Deed may be served:
(a)	if originating process or a subpoena to be served on a company or registered body by being sent by post to or left at its registered office, and in all other cases at its address for service of notices under Clause 10; or

(b)	in any other way permitted by law.
22.	CURRENCY CONVERSION
22.1	For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the New York closing rate for exchanges between those currencies quoted in the Wall Street Journal for the nearest Business Day for which that rate is so quoted prior to the date of the conversion.
23.	GOVERNING LAW
23.1	This Deed is governed by the laws of New South Wales, Australia.
Executed as a deed.
Signed for and on behalf of
Borders Properties Inc.
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative
(please print)

Signed sealed and delivered for and on behalf of Spine Newco Pty Limited ACN 127 667 314 by its Attorney under a Power of Attorney dated 4 June 2008, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

SCHEDULE 1
THE TRADE MARKS

Country	Mark	Class	Reg No.	Renewal Date
Australia	BORDERS	42	613578	13/10/13

Australia	BORDERS	42	706042	09/04/16

Australia	BORDERS EXPRESS	35	1094083	10/01/16

Australia	BORDERS OUTLET	35	1094082	10/01/16

Australia	BORDERS REWARDS	35	1112963	10/05/16

New Zealand	BORDERS	42	230795	06/10/14

New Zealand	BORDERS	38	260777	10/04/17

New Zealand	BORDERS REWARDS	35	747673	09/11/15

Singapore	BORDERS	16	B801593	14/10/13

Singapore	BORDERS	9	801493	14/10/13

Singapore	BORDERS	42	3960/96	20/04/16

Singapore	BORDERS	35	T99/00633G	25/01/09

Singapore	BORDERS	42	T99/01339B	13/02/09

SCHEDULE 2
GOODS AND SERVICES
A.	Services:
Retail book services, including the retailing of books, magazines, calendars, stationery, pre-recorded books and newspapers; pre-recorded music in various forms, DVDs, video cassettes, pre-recorded video in various forms and multimedia and ancillary book search services;
Retail music services, including the retail of pre-recorded music in various forms such as audio tapes and CDs;
Retail record store services, including the retail of pre-recorded video tape and DVDs;
Retail mail order services, including books, magazines, calendars, stationery, pre-recorded books, CD-ROMS, pre-recorded video tapes, DVDs, pre-recorded music and records through catalogues and newsletters;
Dine-in and carry-out restaurant services; and
Frequent patron programs.
B.	Goods
Music-related products
Tote bags
Electronic gift cards

SCHEDULE 3
LICENSOR’S CRITERIA

SCHEDULE 4
THE DOMAIN NAMES

Country	Domain Name
Australia	borderstores.com.au

Australia	borders.com.au

Australia	bordersexpressaustralia.com.au

Australia	bordersaustralia.com.au

Australia	bordersgiftcentre.com.au

Australia	bordersrewards.com.au

Australia	bordersnewzealand.com.au

New Zealand	borders.co.nz

New Zealand	bordersexpress.co.au

New Zealand	bordersexpressnz.co.nz

New Zealand	giftcentre.co.nz

New Zealand	bordersrewards.co.nz

Singapore	borders.sg

Singapore	borders.com.sg

Singapore	bordersrewards.sg

Singapore	bordersrewards.com.sg

Singapore	bordersstores.com.sg